AMENDED SCHEDULE A TO ADMINISTRATIVE SERVICES AGREEMENT BETWEEN OLD MUTUAL ADVISOR FUNDS AND OLD MUTUAL FUND SERVICES

DATED SEPTEMBER 7, 2004

AS AMENDED MARCH 1, 2006

Old Mutual Advisor Funds consists of the following Funds, each of which is subject to this Agreement:

Old Mutual Asset Allocation Conservative Portfolio

Old Mutual Asset Allocation Balanced Portfolio

Old Mutual Asset Allocation Moderate Growth Portfolio

Old Mutual Asset Allocation Growth Portfolio

Old Mutual Copper Rock Emerging Growth Fund

Old Mutual Analytic Defensive Equity Fund

Old Mutual Clay Finlay China Fund

Old Mutual Clay Finlay Emerging Markets Fund

Old Mutual International Equity Fund

Old Mutual Analytic Global Defensive Equity Fund

Old Mutual Advisor Funds		Old Mutual Fund Services
By:	/s/ David J. Bullock	By:	/s/ Mark E. Black
Name:	David J. Bullock	Name:	Mark E. Black
Title:	Chief Executive Officer	Title:	Chief Financial Officer